Exhibit 99
MEREDITH CHIEF FINANCIAL OFFICER JOE CERYANEC ANNOUNCES RETIREMENT
DES MOINES, IA (October 1, 2019) - Meredith Corporation (NYSE:MDP; www.meredith.com) announced today that Chief Financial Officer Joe Ceryanec has decided to retire. Ceryanec has agreed to stay in his role for a transition period through early calendar year 2020 while Meredith conducts a national search for his successor.
“We thank Joe for his numerous accomplishments and dedicated service to Meredith over the last decade, and wish him well in the future,” said Meredith President and Chief Executive Officer Tom Harty. “Joe’s accomplishments include prominent roles in negotiating and securing financing for several large acquisitions. These include Time Inc., Allrecipes.com and several others in our National Media Group, as well as television stations in Phoenix, St. Louis, Mobile and Western Massachusetts for our Local Media Group. Joe is well respected by the investment community, and has been a sound financial steward for our shareholders.”
“I wish to thank my colleagues at Meredith for their dedicated service and tremendous support over the last 11 years,” Ceryanec said. “When I joined Meredith in October 2008, the economy had just entered the Great Recession. Together, we negotiated the rocky times that devastated some of our peers and we emerged stronger than ever. A year and a half ago we completed the acquisition of Time Inc., the largest acquisition in our company’s 117-year history. Since then our team has worked tirelessly to strategically integrate and assemble the best portfolio of national media brands in the industry. Without a doubt, the Time Inc. acquisition has significantly improved our competitive position moving Meredith from the #4 player to #1.”
Before joining Meredith, Ceryanec spent 12 years at McLeodUSA, a major telecommunications company, where he held increasingly responsible positions in the financial operation, including Corporate Controller, Treasurer, Chief Accounting Officer and Chief Financial Officer. When McLeodUSA was acquired by PAETEC Corporation, Ceryanec was named President of its 13-state Central Region, where he had responsibility for sales, account development and sales engineering.
A Certified Public Accountant, Ceryanec worked at KPMG and Ernst & Young early in his career. Ceryanec is a graduate of the University of Iowa with a Bachelor of Business Administration degree in Accounting. Ceryanec currently serves on the University of Iowa Tippie College of Business Advisory Board and the Board of Trustees of the Des Moines Art Center. Previously Ceryanec has served on numerous non-profit Boards including the Boy Scouts of America, American Cancer Society and the American Heart Association’s Heart Walk to name a few.
Additionally, Harty said Meredith continues to expect full-year fiscal 2020 adjusted EBITDA to range from $640 to $675 million, in-line with the outlook provided in Meredith’s fiscal 2019 fourth-quarter earnings release issued on September 5, 2019.
“Without a doubt, we have positioned Meredith on a growth path unprecedented in our 117-year history,” said Harty. “Our audience reach is broader and our advertising capabilities are greater. Compared to our last full year as stand-alone Meredith, we’ve nearly doubled revenue and EBITDA, and the sources of our revenue and EBITDA are more diversified, including print, digital and consumer-driven.”

ABOUT MEREDITH CORPORATION
Meredith has been committed to service journalism for 117 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.
Meredith's National Media Group reaches more than 185 million unduplicated American consumers every month, including nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.
Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets-including Atlanta, Phoenix, St. Louis and Portland-and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.
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Media Contact: Art Slusark - art.slusark@meredith.com; (515) 284-3404
Shareholder/Analyst Contact: Mike Lovell - mike.lovell@meredith.com; (515) 284-3622